BAZI® SELECTED BY MAJOR FITNESS CENTER COMPANY FOR DISTRIBUTION

DENVER, CO. – (PR NEWSWIRE) – April 28, 2011 – BAZI International, Inc. (OTCBB: BAZI) announced today that the Company has signed an agreement with a national fitness center for distribution in  nearly 100 fitness centers, most of which  offer access for members 24 hours a day.  Since BAZI has the highest level of antioxidants in a 2 oz shot, it offers fitness conscious consumers a product which will help enhance their performance and recovery from exercise.   BAZI will be distributed to the fitness centers through SportTech.  SportTech distributes products like BAZI to fitness and specialty retail outlets across the United States.   “BAZI is a perfect fit for SportTech.    We are both focused on healthy and natural products.    Fitness minded people are looking for functional products that meet their discriminating needs.  We are very excited about the potential with BAZI in the Fitness channel and beyond,” said Michael Wainwright, President, SportTech.

“This is truly a wonderful fit for BAZI,” stated Kevin Sherman, CEO of BAZI.  “As we aggressively continue to roll out our brand, we look forward to providing BAZI to many more fitness center chains across the country and internationally as well.  I expect our relationship with SportTech will prove to be extremely beneficial to BAZI in a short period of time considering the number of fitness retail outlets SportTech has existing relationships with.”

ABOUT SPORTTECH

SportTech is the leader in supplying Nutritional Products and gear to Fitness and Specialty retail. Our focus has been supplying best in class brands to best in class retailers since 2004. We are a solutions minded, fact based organization that supplies only those items that meet our discriminating requirements. These high quality, cutting edge products can now be found under one roof - OURS!  Please visit www.sporttechshop.com for more information.

ABOUT BAZI®

BAZI International, Inc. is a provider of healthy energy shots designed to help enhance physical health and overall performance.  BAZI® is a concentrated energy shot with eight super fruits, including jujube, acai, mangosteen, goji, pomegranate, blueberry, raspberry and seabuckthorn, plus a variety of phytonutrients, antioxidants, vitamins and trace minerals, supporting the critical nutrition needed daily in a convenient, great tasting 2 ounce shot.  BAZI's commitment to quality, science and research has earned the company a loyal following of world-class athletes and an elite list of endorsers, including Olympic athletes.  For more information about BAZI®, please visit www.drinkBAZI.com.

Forward-Looking Statement:

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to BAZI International, Inc. are intended to identify such forward-looking statements.  BAZI International, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, see "Risk Factors" in BAZI's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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